Exhibit 99.1

January 31, 2019

Dear Shareholder,

Over 95% of you have been with the AVRA TEAM and me for more than six years. You have been patient, supportive and well-wishing during these past years. Our most recent investors have been with AVRA for two years now and have supplied important help carrying our Mission to fruition. We have seen AVRA Medical achieve several milestones - creating teams of medical, engineering, software, management personnel; producing a prototype and entering the financial markets as a public company, which we believe will open the company’s ownership to many new investors.

Part of our strategic plan at AVRA was to provide a vehicle for individual investors to come into the firm at a low price usually available only to Private Equity, Institutional and High Stakes investors in this high-profile business, complete with a complex mix of Science, Math, Physics, Medicine, Surgery, Engineering all bound together by Hardware and Software talents. Therefore, I am especially proud of our TEAM of Executives, Medical Advisory Board (MAB) Members and our Scientific Advisory Board Members. If you take a close look at the profiles of these people who help guide your company you will find the most accomplished achievers in their specialties in robotic surgery, including the surgeons who did the FIRST and the MOST prostate surgeries and the surgeon who works on the TINIEST Patients (infants under three weeks) with a medical robot. Add to that impressive list our noted Robotic Oncologist, Cardiologist, Plastic Surgeon, Urologist and Imaging experts to round out our expert MAB.

Members of our Scientific Advisory Board similarly have excellent credentials, which match those of their colleagues on the MAB, demonstrating high achievements in scientific fields, including Dermatology, and Software Design. Our team includes a Dermatologist that led the Dermatology Department at Sloan Kettering, a Biochemist known for his developments in Science, Medicine and Insurance, and a Systems Engineer with a Technical and Software background that includes positions at Lockheed Martin, GE Engineering and Boeing. All are important members of the AVRA TEAM. I’d encourage you to learn more about our amazing team by accessing our website at: https://www.avramedicalrobotics.com/who-we-are/.

The company also enjoys the Special Advisory consultation of Mr. Tony Nicholson of the Nicholson Surgical Robotic Training Center in Celebration, Florida, Mr. Thomas Grace, a career Financial Markets executive, and Mr. Jack Pechter, a career Land Developer and Philanthropist with leanings to Medical Care.

We are also pleased to have entered into a four-year agreement with regulatory and compliance consultant Timothy K. Duggins. Tim is an award-winning regulatory expert with 30+ years of international experience in obtaining market access approvals for medical products. Through his assistance, AVRA is now an FDA registered company.

AVRA has expanded its research and development engagement with the University of Central Florida. Andrea Adkins, Assistant Director in UCF’s Office of Technology Transfer, began a 9-month sabbatical at AVRA, assisting with intellectual property, licensing and product development.

It is no wonder it took 17 years for Intuitive Surgical Corp. to finally see another Medical Robotic soft tissue competitor enter the Robotics field and take aim at breaking its Monopoly. It is also a special message for our shareholders to know that the Founder of Intuitive Surgical (ISRG) is also of member of the AVRA Shareholder Family through his new privately-held Medical Robotics firm.

We at AVRA are pleased to advise our Shareholder Family that our shares of common stock are listed for trading under the symbol AVMR on the OTCQB tier of the over-the counter market operated by OTC Markets Group, Inc. As we are a development stage company which has just entered the Financial Markets, you may find that when depositing shares into your brokerage account, you may be subject to additional review by your brokerage firm. AVRA will be pleased to assist you in answering any questions you may encounter in this regard and can also direct you to brokerage firms who are more familiar with AVRA and accordingly may facilitate your ability to deposit your shares.

3259 Progress Drive, Orlando, FL 32826

Exhibit 99.1

We further remind you that AVRA files quarterly, annual and other periodic reports with the SEC. You may access all such filings through the SEC’s website at www.sec.gov.

Our Laboratory, Software Design Studio and Machine Tool facilities, as well as our executive offices are located at our Corporate headquarters in the Central Florida Research Park adjacent to the University of Central Florida in Orlando. Shareholders are welcome to visit by appointment.

Medical Robotics is still in its infancy and we believe that AVRA is well positioned to lead in Automation, Advanced Science, Artificial Intelligence (AI) and Software Design to bring robotic surgery to various procedures now being done only by hand or by the mechanically manipulated devices, which currently are often referred to as Robots. But know this...you are the owner of shares in a company that uses a REAL ROBOT (automation) and our mission is to bring computerized excellence and economy to surgery to benefit the ultimate subject…THE PATIENT.

We are proceeding with our first mission to implement our Robotic System in Dermatological Surgery, after which we plan to ROBOTIZE other FDA APPROVED Hand-Held instruments to improve patient outcomes in other areas of surgery and treatment. The AVRA System, which aims to provide practicing surgeons in various surgical fields with specialized software programs with which to simulate the procedure, observe its outcome prior to doing it, make any adjustments, and only then program the AVRA SYSTEM with its Intelligent Guidance System (IGS) to commence the procedure.

This Mission of bringing AVRA to this point has been the most interesting and fulfilling activity of my long business career. It has been a privilege for me to have had your support in this endeavor.

As we embark on our journey opening the doorway of AVRA to new shareholders I just wanted to share this message to our small family and thank all of you, for always just being there for the A TEAM.

Best regards,

/s/ Barry F. Cohen

Barry F. Cohen

Chairman & CEO

AVRA Medical Robotics, Inc.

3259 Progress Drive, Suite 112

Orlando, Florida 32826

O: 1-407-956-2250

F: 1-407-849-2719

M: 1-954-478-1410

3259 Progress Drive, Orlando, FL 32826